Exhibit 10.8

CONSULTING AGREEMENT AMENDMENT

This CONSULTING AGREEMENT AMENDMENT (the “Amendment”) is dated as of May 15, 2016 (the “Effective Date”) by and between Receivable Acquisition & Management Corporation (d/b/a Cornerstone Sustainable Energy), a Delaware corporation, (“CSE”) and Peter Fazio (the “Consultant”), each a “Party” and collectively, the “Parties” hereto.

WHEREAS, CSE engaged the Consultant and entered into an agreement (the “Agreement”) dated as of May 15, 2013 embodying the terms of such engagement; and

WHEREAS, Consultant desires to continue providing services to CSE on the terms and conditions set forth therein and as amended herein,

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree to renew said Agreement, amended as follows:

A.

Term.  Paragraphs 1.b. and 7 shall be amended as follows:

The term of the Agreement shall be renewed for an additional three (3) year period, commencing on the Effective Date, and shall continue until terminated pursuant to Paragraph 7 below.

B.

Compensation.  Paragraph 3 shall be amended as follows:

Consultant shall receive no base compensation until, upon the determination of the CSE Board of Directors, CSE’s funding or revenues are adequate to pay Consultant any compensation.  Upon such determination, the Board of Directors shall determine the level of such compensation, which it may elect to change from time to time, otherwise subject to the terms of Paragraph 3.(a).

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Consultant:	__/s/ Peter Fazio _____________
Peter Fazio

CSE:	__/s/ Thomas Telegades_____________
Thomas Telegades
Chief Executive Officer